Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279958

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated October 4, 2024)

MSP Recovery, Inc. d/b/a LifeWallet

9,956,415 Shares of Class A Common Stock

This prospectus supplement no. 1 amends and supplements the prospectus dated October 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-279958). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our: (i) Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2024; (ii) Current Report on Form 8-K, filed with the SEC on September 27, 2024; and (iii) Current Report on Form 8-K, filed with the SEC on October 7, 2024 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 9,956,415 shares of our Class A Common Stock, par value $0.0001 per share, including: (i) up to 5,000,000 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023; (ii) 500,000 shares of our Class A Common Stock issued to Virage Recovery Participation LP (“VRP”) and up to 2,500,000 shares of our Class A Common Stock issuable upon exercise of a warrant issued to VRP (the “VRP Warrant”), in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company; and (iii) 1,956,415 shares of our Class A Common Stock issued to Palantir Technologies, Inc. (“Palantir”) as consideration for certain products and services rendered by Palantir. As the exercise price of the VRM Warrants and the VRP Warrant is only $0.0001 per share, should the VRM Warrants or the VRP Warrant be exercised, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW.” On October 4, 2024, the closing price of Common Stock was $0.15 per share, the closing price of our Public Warrants was $0.0490 per warrant and the closing price of our New Warrants was $0.0025 per warrant.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, filed with the SEC on April 15, 2024.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2024

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 6, 2024, Virage Recovery Master LP (“Virage”) agreed to waive a provision of the Master Transaction Agreement, entered into as of March 9, 2022 (as amended by the amendments thereto dated April 11, 2023, and November 13, 2023, the “MTA”) that would accelerate payment of the VRM Full Return due to Virage, in the event the Company receives a negative going concern opinion from its auditors. This waiver only applies in the event that the Company receives a negative going concern opinion for the fiscal year ending December 31, 2024.

Capitalized but undefined terms have the same meaning as set forth in the MTA.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description

10.1	Letter agreement by Virage Recovery Master LP and Virage Capital Management LP dated September 6, 2024
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: September 10, 2024

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2024

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.07 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

As previously disclosed in the Preliminary Information Statement on Schedule 14C filed by the Company with the Securities and Exchange Commission on September 25, 2024, effective September 25, 2024, the majority stockholders of the Company, beneficial owners of at least 122,893,606 (or 79.3%) of the 155,042,822 shares of the Company’s total combined issued and outstanding Company’s Class A common stock, par value $0.0001 (“Class A Common Stock”) and Class V common stock, par value $0.0001 (“Class V Common Stock,” and combined with the Class A Common Stock, “Common Stock”) executed a written consent to action without meeting, authorizing the Board of Directors of the Company (the “Board”) to amend the Company’s Second Amended and Restated Certificate of Incorporation, to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock at a reverse stock split ratio ranging from 1:3 to 1:30, and to authorize the Board to determine, at its discretion, the timing of the amendment and the specific ratio of the Reverse Stock Split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: September 27, 2024

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2024

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 2, 2024, the MSP Recovery, Inc. d/b/a LifeWallet (the “Company”) entered into a definitive agreement amending the Second Amended and Restated Credit Agreement entered into as of November 10, 2023 (as further amended by the amendments thereto dated December 15, 2023, and December 22, 2023, the “Credit Agreement”) with Hazel Partners Holdings LLC (“Hazel”), to reflect the terms of the letter agreement that was previously disclosed on Form 8-K on August 2, 2024. To date, the Company has: (i) drawn $7.0 million (with such amounts disbursed pursuant to a loan with a 40% original issue discount) of the $14.0 million of working capital available thereunder, with $7.0 million remaining available, and (ii) drawn $2.0 million (with such amounts disbursed pursuant to a loan with a 40% original issue discount) for the purpose of acquiring additional Claims, pursuant to the terms thereof.

In addition, Hazel agreed to waive a provision in the Credit Agreement that accelerates the payment of obligations due to Hazel thereunder, in the event that the Company receives a negative going concern opinion from its auditors for the fiscal year ending December 31, 2024.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
10.1ǂ	Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 2, 2024
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

ǂ Pursuant to Item 601(b)(2) of Regulation S-K, certain immaterial provisions of the agreement that would likely cause competitive harm to the Company if publicly disclosed have been redacted or omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: October 7, 2024

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel